EXHIBIT 10.45(d)
CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 24b-2
Certain portions of this exhibit, as indicated by “[*]”, have been omitted, pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

AMENDMENT NUMBER THREE to
DELTA CONNECTION
AGREEMENT

This Amendment Number Three (this "Amendment"), dated as of the 31st day of January, 2011 (“Amendment Number Three Effective Date”), to the Delta Connection Agreement dated and effective January 13, 2005 (as amended from time to time, the “Agreement”), is among Delta Air Lines, Inc., 1030 Delta Boulevard, Atlanta, Georgia 30320 ("Delta"), Shuttle America Corp. (as assignee of Republic Airline, Inc.) (“Shuttle America” or “Operator”), 8909 Purdue Road, Indianapolis, Indiana 46268 and Republic Airways Holdings, Inc. (“Republic”), 8909 Purdue Road, Indianapolis, Indiana 46268.

WHEREAS, Delta, Shuttle America and Republic are parties to the Agreement; and

WHEREAS, the parties desire to establish the annual Base Rate Costs for certain periods, add additional aircraft within the scope of the Agreement and amend certain provisions of the Agreement, each pursuant to the terms of the Agreement; and

NOW, THEREFORE, for and in consideration of the mutual undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Delta, Operator and Republic, intending to be legally bound, hereby agree as follows:

1.	Defined Terms. All terms capitalized used, but not defined, herein shall have the meaning ascribed to such terms in the Agreement.

2.	Compensation Matters

A.2011 Through 2016 Base Rate Costs; 2009 and 2010 Payments.     Notwithstanding the terms and conditions set forth in Section 3(G) of the Agreement, the parties agree as follows:

(i) 2011 Base Rate Costs.    Subject to the potential adjustments of the Base Rates Costs with respect to Airframe Maintenance, Engine Consumables and Depreciation (parts and engines) as contemplated by Section 2(B) below, the Base Rate Costs for calendar year 2011 shall be as set forth in Exhibit A attached to this Amendment and incorporated herein.

(ii) 2012, 2013, 2014 and 2015 Base Rate Costs.    With respect to the Bases Rate Costs for each of calendar years 2012, 2013, 2014 and 2015, subject to the potential adjustments of the Base Rates Costs with respect to Airframe Maintenance, Engine Consumables and Depreciation (parts and engines) as contemplated by Section 2(B) below, each such calendar year's applicable Base Rate Costs shall be determined by multiplying the Base Rate Costs in effect for the immediately preceding calendar year (e.g calendar year 2013 for establishing the Base Rate Costs for calendar year 2014) by a percentage equal to the sum of [*] plus the applicable “CPI Change” (as calculated pursuant to sub-clause (v) below) plus [*].

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(iii) 2016 Base Rate Costs.

(a).Operator and Delta hereby agree to meet prior to September 30, 2015, in order to establish the Base Rate Costs for calendar year 2016. In connection therewith, by no later than thirty (30) days prior to the initial meeting between Operator and Delta, Operator shall provide Delta with (i) [*]. Delta shall have the right to review, audit and provide comments and proposed revisions to such estimate, and such comments and revisions shall be duly considered by Operator and, subject to (iii)(c) below, mutually agreed upon.

(b).Subject to the potential adjustments of the Base Rates Costs with respect to Airframe Maintenance, Engine Consumables and Depreciation (parts and engines) as contemplated by Section 2(B) below, the Base Rate Costs for calendar year 2016 shall be determined as follows: (i) the respective Base Rate Costs with respect to Pilot Wages and Flight Attendant Wages shall be based on the twelve (12) month period of actual expenses incurred by Operator from September 1, 2014 through August 31, 2015 with respect to Pilot Wages and Flight Attendant Wages, excluding any one-time or unusual items, [*]; (ii) the respective Base Rate Costs with respect to Maintenance Labor, Airframe Maintenance (both per departure and per flight hour) and Engine Consumables shall be based on the historical costs and bona fide good faith estimate provided by Operator pursuant to Section 2.A.(iii)(a) above and (iii) the Base Rate Costs with respect to Operations Support, Overhead, Depreciation, Operations Expenses, SOC and Hangar Lease Costs shall be determined by multiplying each of the respective Base Rate Costs in effect in calendar year 2015 for such Base Rate Costs by a percentage equal to the sum of [*] plus the CPI Change for 2016 plus [*]. The parties acknowledge and agree that the establishment of the Base Rate Costs for calendar year 2016 pursuant to this Section 2.A.(iii)(b) may result in an increase, decrease or no change of the Base Rate Costs for calendar year 2016 as compared to the Base Rate Costs in effect for calendar year 2015.

(c).In the event that the parties are unable to agree on the Base Rate Costs for calendar year 2016 in accordance with Section 2.A.(iii)(b) above, the parties further agree that (i) at the request of either party, and at the expense of the requesting party, the parties shall engage a mutually agreed independent consultant to determine such Base Rate Costs, [*], and (ii) if no new Base Rate Costs have been adopted by January 1, 2016, the Base Rate Costs in effect for calendar year 2015 shall be used on an interim basis as the Direct Costs and Base Compensation for payment purposes for calendar year 2016, subject to reconciliation and retroactive adjustment upon the adoption of new Base Rate Costs for calendar year 2016. Any determination by the independent consultant shall be binding on and implemented by the parties.

(d).For the avoidance of doubt, the parties agree that effective on the Amendment Number Three Effective Date, Section 3G of the Agreement is hereby deleted in its entirety and replaced with the following:

The Direct Costs and Base Compensation in effect for each calendar year will apply for all completed flights during such calendar year, and with respect to the Base Rate Costs only, Operator will bear any risks of additional expenses not reflected therein. Operator shall be entitled to payment of all Reimbursable Costs, Pass Through Costs and Other Reimbursable Costs based on the actual amounts incurred during such calendar year. Operator will use its commercially reasonable efforts consistent with the business practices and policies used to develop the first years

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Direct Cost model and with the prudent operation of its business to minimize its costs to operate the Aircraft in accordance with this Agreement. Operator and Delta each agree to notify the other as soon as reasonably practicable of any anticipated or potentially substantial change of cost or operational performance.

(iv) 2017 and 2018 Base Rate Costs.     Subject to the potential adjustments of the Base Rates Costs with respect to Airframe Maintenance, Engine Consumables and Depreciation (parts and engines) as contemplated by Section 2(B) below, the Base Rate Costs for 2017 and 2018 shall be determined by multiplying the Base Rate Costs in effect for the immediately preceding calendar year (e.g calendar year 2016 for establishing the Base Rate Costs for calendar year 2017) by a percentage equal to the sum of [*] plus the applicable CPI Change plus [*].

(v) CPI.    For all purposes of this Amendment, the “CPI Change” to apply in determining a particular calendar year's (the “Target Year”) Base Rate Costs as contemplated in Clauses 2.A. (ii), (iii) and (iv) above shall be calculated by taking the percentage change of the average CPI from the calendar year that is two (2) years prior to the Target Year to the average CPI from the calendar year prior to the Target Year (as determined pursuant to the first paragraph of Section 3.G. of the Agreement) (e.g. the CPI Change to be applied to determine the 2017 Base Rate Costs shall equal the percent difference between the average CPI for 2016 and the average CPI for 2015); provided, however, in no event shall the CPI Change exceed [*] with respect to any Target Year.

(vi) 2009 and 2010 Payments.    Each of the parties acknowledges and agrees that with respect to calendar years 2009 and 2010 the amounts paid by Delta to Operator as of the Amendment Number 3 Effective Date in exchange for the flying and operation of the Aircraft by Operator during such calendar years represent full and final satisfaction of any amounts owed by Delta to Operator in exchange for the flying and operation of the Aircraft by Operator during such calendar years; excluding, however, amounts owing, if any, with respect to (a) the potential Monthly Incentive Compensation with respect to Operator's flying and operation of the Aircraft during February 2010 and December 2010, (b) the potential Semi-Annual Incentive Compensation with respect to Operator's flying and operation of the Aircraft during the six-month period between July 1, 2010 and December 31, 2010 and (c) final reconciliation, as contemplated by Section 3.E. of the Agreement, of Operator's December 2010 operations and Operator's 2010 Pass Through Costs and associated Mark-Up (if any).

B.
Maintenance Sourcing. Delta and Operator mutually covenant and agree to jointly solicit proposals from one or more third parties to provide Airframe Maintenance (parts and/or labor) for the Aircraft (each, a “Maintenance Sourcing Proposal”); provided, that Operator shall be under no obligation to so solicit any such proposals to the extent any applicable service or part with respect to the Aircraft is the subject matter of any binding agreement to which the Operator is party as of the Amendment Number Three Effective Date. Operator shall provide Delta with all commercially reasonable information required by Delta in connection with any Maintenance Sourcing Proposal, including but not limited to, inventory levels, current modification status, and component reliability history. If any Maintenance Sourcing Proposal results in an agreement being entered into by Operator or Operator independently enters into any agreement with a third party to provide Airframe Maintenance (parts and/or labor) for the Aircraft after the Amendment Number Three Effective Date (each, a “Maintenance Sourcing Agreement”), the Base Rate Costs with respect to Airframe Maintenance, Depreciation and/or Engine Consumables, as applicable based on the scope of the applicable Maintenance Sourcing Agreement, shall be reduced by an amount equal to the total cost savings realized by Operator pursuant to such Maintenance Source

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Agreement (the “Maintenance Cost Savings”). Such Maintenance Cost Savings shall be calculated by the Operator and agreed to by Delta. If a Maintenance Sourcing Proposal with a third party that is acceptable to Operator, such acceptance not to be unreasonably withheld or delayed, is available that would have the effect of lowering Operator's costs, but Operator does not consummate a transaction with respect to such Maintenance Sourcing Proposal, the Base Rate Costs with respect to Airframe Maintenance, Depreciation and/or Engine Consumables, as applicable based on the scope of the applicable Maintenance Sourcing Proposal not consummated by Operator shall be reduced by the amount of the cost savings that Operator would have realized had Operator consummated such Maintenance Sourcing Proposal. If there is disagreement on the amount by which the applicable Base Rates Costs shall be reduced, the parties shall engage, at equal cost to Delta and Operator, a mutually agreed independent consultant to determine such amount, provided that with respect to each unresolved issue in connection therewith such independent consultant shall be required to adopt the position of either Delta or Operator.

C.
Northeast Operations.     Commencing with calendar year 2011, in addition to the Direct Costs, Delta shall pay Operator the amounts set forth on Exhibit B attached to this Amendment and incorporated herein in accordance with the terms and conditions set forth on such Exhibit B. The parties acknowledge and agree that the amounts set forth on Exhibit B shall be considered Base Rate Costs under the Agreement and subject to adjustment in accordance with Sections 2.A.(ii), (iii) and (iv) of this Amendment.

D.
Potential Adjustments to Performance Thresholds.    Each party hereby covenants and agrees to negotiate in good faith with the other party a potential amendment and/or modification to the Agreement with respect to the completion rate and on-time arrival rate thresholds currently required to be met by Operator in order for Operator to be entitled to the Mark-Up, Monthly Incentive Compensation and Semi-Annual Incentive Compensation, taking into account the increase of “Northeast Shuttle Flights” and “NYC Spoke Flights” (as such terms are defined in Exhibit B attached hereto) and the historic level of overall cancellations and delays affecting those operations. If the parties have not agreed to any such amendment or modification April 30, 2011, thereafter either party shall have the option to engage, at equal cost to Delta and Operator, a mutually agreed independent consultant, to determine such Performance Thresholds, [*]. The consultant's resolution will be retroactively applied to all flights operated by Operator pursuant to the Agreement as of January 1, 2011. The parties agree that until the earlier of (i) the execution and delivery by the parties of an amendment to the Agreement with respect to the completion rate and on-time arrival rate thresholds as contemplated by this Section 2.D. or (ii) September 30, 2011, for the sole purpose of calculating Operator's completion rate for Section 11.E.(iv) of the Agreement, such calculation shall exclude cancellations of any Northeast Shuttle Flights or NYC Spoke Fights that are properly coded as weather, field conditions or Delta OCC coordinated cancellations.

3.	Addition of Eight (8) ERJ-170 Aircraft.

A.
Pursuant to Article 1(A) of the Agreement, effective as of the Amendment Number Three Effective Date, the eight (8) Embraer ERJ 170 aircraft set forth on Exhibit C attached hereto and incorporated herein (the “ERJ-170 Additional Aircraft”) shall be included as Aircraft under, except as otherwise set forth in this Amendment, the terms of the Agreement. The Base Rate Costs with respect to the ERJ-170 Additional Aircraft shall be as set forth in Article 2 of this Amendment.

B.	Each ERJ-170 Additional Aircraft shall be made available by Operator to be placed into Delta Connection service no later than the respective dates set forth on Exhibit C (each, a “Delivery

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Date”). If Operator is unable to have available any ERJ-170 Additional Aircraft by its respective Delivery Date, Operator shall provide written notice to Delta of such delay no later than sixty (60) days prior to each respective Delivery Date. If Operator does not provide such written notice to Delta, Operator shall pay Delta the sum of [*] per day that each such ERJ-170 Additional Aircraft is not available for Delta Connection service beyond such aircraft's respective Delivery Date due to circumstances within the control of Operator, up to a maximum of [*] per each ERJ-170 Additional Aircraft.

C.
Operator and Republic, jointly and severally, represent and warrant to Delta that each of the ERJ-170 Additional Aircraft has been maintained in accordance with Operator's FAA approved maintenance program and, excluding the Interior Modification (as defined in Section 3.G. below) scheduled C-checks of each type and ordinary and routine maintenance requirements, each of the ERJ-170 Additional Aircraft is fully operable, able to operate under the terms of the Agreement, and is not subject to any unusual or extraordinary repair or maintenance requirements.

D.
Notwithstanding anything in the Agreement to the contrary, each ERJ-170 Additional Aircraft shall be included as an Aircraft under the Agreement only for a period of six (6) years commencing on the respective Delivery Date of each ERJ-170 Additional Aircraft, and upon the conclusion of each such six-year period, the applicable ERJ-170 Aircraft shall be removed from Delta Connection service and the scope of the Agreement as of such date.

E.
Each of the ERJ-170 Additional Aircraft shall be repainted in the Delta-approved Delta Connection livery prior to its respective Delivery Date, except for one (1) ERJ-170 Additional Aircraft, which shall be painted in neutral livery. Operator shall be solely responsible for such repainting including, without limitation, all costs and expenses associated with such repainting (and shall not be entitled to any reimbursement by Delta, under the Agreement or otherwise, of any such costs or expenses).

F.
Each of the ERJ-170 Additional Aircraft shall be made available for Delta Connection service as contemplated hereby initially with the designated seat configuration as set forth in Exhibit C (each, a “Delivery Configuration”). Operator shall be solely responsible for having each of the ERJ-170 Additional Aircraft so configured and all costs and expenses associated therewith (and shall not be entitled to any reimbursement by Delta, under the Agreement or otherwise, of any such costs or expenses); provided, however, that Delta shall be responsible for the costs of the [*] first class seats to be installed on the last two (2) ERJ-170 Additional Aircraft made available for Delta Connection service as contemplated hereby.

G.
If any ERJ-170 Additional Aircraft are not in compliance with Delta Connection standards currently in place on the ERJ 175AR aircraft that are Aircraft under the Agreement including, but not limited to, with respect to cabin carpets, seat belts, seat covers, curtains, class dividers, seat track covers, bin strips (if applicable) and laminates (the “Standards”), each such aircraft shall undergo additional modifications to conform to such Standards (“Interior Modifications”) at a time to be determined by Delta in consultation with Operator. Operator shall be solely responsible for the performance of the Interior Modifications including, without limitation, all costs and expenses associated with such Interior Modifications (and shall not be entitled to any reimbursement by Delta, under the Agreement or otherwise, of any such costs or expenses).

H.
Operator shall be solely responsible for all start-up costs and transition fees associated with including the ERJ-170 Additional Aircraft as Aircraft under the Agreement including, without limitation all costs and fees related to induction, positioning, maintenance bridging and “sunshine”

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maintenance of each ERJ-170 Additional Aircraft, and Operator shall not be entitled to any reimbursement thereof by Delta under the Agreement or otherwise.

I.
Delta, in its sole discretion, may elect to have modifications performed on the ERJ-170 Additional Aircraft in addition to the Delivery Configurations and Interior Modifications, and if Delta so elects, Delta will be solely responsible for all costs associated with such additional modifications.

J.
Notwithstanding anything in the Agreement to the contrary, the parties agree that the Aircraft Rent/Ownership Cost with respect to each of the ERJ-170 Additional Aircraft shall be [*] per month (subject to potential Mark-Up in accordance with Article 3 of the Agreement) commencing, with respect to each ERJ-170 Additional Aircraft, on the respective date each such ERJ-170 Additional Aircraft is available to be placed into Delta Connection Service in accordance with the Agreement (as amended and modified by this Amendment).

K.
(i)    The parties acknowledge and agree that one or more of the ERJ-170 Additional Aircraft may require “C-checks” on their respective airframes prior to the end of their respective six-year terms under the Agreement. [*].

(ii)    In addition, at the end of each ERJ-170 Additional Aircraft's six-year term, Delta shall pay to Operator in the month following the last flight under the Agreement by the applicable ERJ-170 Additional Aircraft and amount equal to the product of (y) [*] multiplied by (z) [*].

L.
The parties acknowledge and agree that, pursuant to Section 3A.(ii)(1) of the Agreement, Delta is responsible for reimbursing Operator for the usage of Engine Life Limited Parts (“LLPs”) on the ERJ-170 Additional Aircraft during the respective six-year terms under the Agreement of such Aircraft. In connection therewith, at the end of each ERJ-170 Additional Aircraft's six-year term, Delta shall pay to Operator, in the month following the last flight under the Agreement, by the applicable ERJ-170 Additional Aircraft and amount equal to the product of (y) [*] multiplied by (z) [*]. The parties acknowledge and agree that the effective LLP Rate in calendar year 2011 economics is [*] per Aircraft cycle and [*]. Annually, but in any event no later than January 31st of each year during the Term, Operator shall provide Delta copies, certified by an officer of Operator, of documentation, in form and substance reasonably satisfactory to Delta, that set forth the current year's [*]. With respect to each ERJ-170 Additional Aircraft, if during the six-year term under the Agreement of the applicable ERJ-170 Additional Aircraft, any engine operating on such ERJ-170 Additional Aircraft requires replacement of its LLPs, it is understood and agreed that [*].

4.    Miscellaneous.

A.
This Amendment, together with the exhibits attached hereto, constitute the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, are expressly superseded hereby.

B.	The Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

C.
Except as specifically stated herein, all other terms and conditions of the Agreement shall remain in full force and effect. In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail.

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{Signatures appear on following page}

IN WITNESS WHEREOF, the parties have executed this Amendment by their undersigned duly authorized representatives:

Republic Airways Holdings, Inc.        Delta Air Lines, Inc.

By: /s/ Timothy P. Dooley_______        By: __/s/ Don Bornhorst____

Name: _ Timothy P. Dooley_____        Name: __Don Bornhorst_____

Title: __Vice President, Finance__        Title: _Senior Vice President, Delta Connection______________

Shuttle America Airlines, Inc.

By: /s/ Timothy P. Dooley_______

Name: _ Timothy P. Dooley_____

Title: __Vice President, Finance__

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EXHIBIT A
2011 BASE RATE COSTS

2011
Operations Support (crew travel, OH)	[*]
Overhead (wages, rent, supplies, prof fees)	[*]
Depreciation (parts & engines)	[*]
Per Aircraft Day	[*]

Pilot Wages	[*]
FA Wages	[*]
Operations Expenses (crew and mtc costs)	[*]
BH Reduction Fee	[*]
Per Block Hour	[*]

Maintenance Labor	[*]
Airframe Maintenance	[*]
Engine Consumables	[*]
Per Flight Hour	[*]

SOC	[*]
Airframe Maintenance	[*]
Per Departure	[*]

Hangar Lease Costs (Fixed Per Day)	[*]

EXHIBIT B

Northeast Shuttle and NYC Spoke Adjustments

Delta shall pay Operator the following amounts solely and exclusively with respect to Operator's operation of the Aircraft on a “Northeast Shuttle Flight” or a “NYC Spoke Flight” (as each term is defined below)

For purposes of this Exhibit:

“Northeast Shuttle Flight” shall mean a flight operated by Operator with an Aircraft between LGA and BOS or between LGA and DCA; and

“NYC Spoke Flight” shall mean a flight operated by Operator with an Aircraft to or from LGA, JFK or EWR, but excluding any Northeast Shuttle Flight.

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In connection with the Northeast Shuttle Flights and the NYC Spoke Flights and operated by Operator (if any), Delta shall pay Operator the following amounts:

[*] per “NE AC RON” (as defined below);

[*] per “Northeast Shuttle Block Hour” (as defined below);

[*] per day that Operator operates one or more Northeast Shuttle Flight;

[*] per “NYC Spoke Block Hour” (as defined below); and

[*] per day that Operator operates one or more NYC Spoke Flights, but does not operate any Northeast Shuttle Flight on such day.

Where:

“NE AC RON” means each Aircraft that remains overnight in LGA, JFK, EWR, BOS, or DCA; and

“Northeast Shuttle Block Hour” means each block hour incurred by Operator on each Northeast Shuttle Flight; and

“NYC Spoke Block Hour” means each block hour incurred by Operator on each NYC Spoke Flight.
EXHIBIT C

ERJ-170 ADDITIONAL AIRCRAFT

Aircraft N-Number	Serial Number	Delivery Date	Delivery Configuration
[*]	[*]	5/1/2011	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	9/1/2011	[*]

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